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                                                                    EXHIBIT 16.1

June 10, 2003

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for SureBeam Corporation and, under the date of March 28, 2003, we reported on the consolidated financial statements of SureBeam Corporation as of and for the year ended December 31, 2002. On June 3, 2003, our appointment as principal accountants was terminated. We have read SureBeam Corporation's statements included under Item 4 of its Form 8-K dated June 10, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with SureBeam Corporation's statements in the first paragraph, with the exception of the last sentence in the first paragraph, and that we are not in a position to agree or disagree with the statements in the third paragraph regarding Arthur Andersen, and that we are not in a position to agree or disagree with SureBeam Corporation's statement in the fifth paragraph.

Very truly yours,

/s/ KPMG LLP